PROSPECTUS SUPPLEMENT NO. 1                Filed pursuant to Rule 424(b)(3)
To Prospectus Dated May 31, 2006                    Registration No. 333-134111

LSB INDUSTRIES, INC.

7% Convertible Senior Subordinated Debentures Due 2011
2,542,500 Shares of Common Stock

___________________

The information contained in the Prospectus, dated May 31, 2006, is hereby supplemented with the information contained in the following reports of LSB Industries, Inc. set forth below: (a) Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2006, and (b) Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2006.

 This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The date of this Prospectus Supplement is September 21, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 6, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

 Registrant's telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 -    Securities and Trading Markets

Item 3.02:     Unregistered Sales of Equity Securities

On September 6, 2006, Alexandra Global Master Fund Ltd. (“Alexandra”) exercised its right to acquire 141,250 shares of the common stock of LSB Industries, Inc. (the “Company”) by converting $1 million principal amount of the Company’s outstanding 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”). Pursuant to the terms of the Indenture, dated March 3, 2006, governing the Debenture, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures. The issuance of the common stock upon conversion of the Debentures will be made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), by virtue of Section 3(a)(9) of the Act.

The shares of common stock issued and issuable upon conversion of the outstanding Debentures are registered for resale under the Company’s Form S-1 Registration Statement, file number 333-134111, declared effective May 26, 2006.

As a result of the above described conversion, $17 million of the principal amount of the Debentures remain outstanding. During the period from September 1, 2006 to February 28, 2009, the conversion rate of the Debentures declines every six months, starting at 141.25 shares and ending at 129.23 shares per $1,000 principal amount of Debentures (representing an approximate conversion price of between $7.08 and $7.74 during such period). On and after March 1, 2009, the conversion rate is 125 shares per $1,000 principal amount of Debentures (representing a conversion price of $8.00 per share). The conversion rate is subject to adjustment.

Section 9 -       Financial Statements and Exhibits

Item 9.01:        Financial Statements And Exhibits.

Exhibit
Number            Description

99.1               Press Release, dated September 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 11, 2006.

    LSB INDUSTRIES, INC.

    By:  /s/: Tony M. Shelby
    Tony M. Shelby
    Executive Vice President-Finance,
    Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 16, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 -     Other Events

Item 8.01        Other Events

On August 22, 2006, the Registrant issued a press release to report that it has received notice from the Securities and Exchange Commission of an informal inquiry regarding its change from LIFO to FIFO of certain heat pump inventory in its Climate Control segment, resulting in LSB’s December 2005 restatement of its audited financial statements for year ended December 31, 2004. The press release is attached hereto as Exhibit 99.1.

Section 9 -     Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

        (c)     Exhibits.

           Exhibit No.         Description

99.1	Press Release dated August 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 22, 2006.

        LSB INDUSTRIES, INC.

        By: /s/: Jim D. Jones
        Jim D. Jones
        Senior Vice President-
        Treasurer & Corporate Controller